Exhibit 99.1

Coty Inc. Announces Incremental $200 Million Class A Share Repurchase Authorization

NEW YORK, June 3, 2014 — Coty Inc. (NYSE: COTY) today announced that its Board of Directors has approved an additional $200 million share repurchase authorization of its Class A common stock. With this authorization and the $100 million remaining under the already existing stock repurchase authorization, the company’s total current share repurchase authorization is $300 million.
“Our focus has remained on returning capital to our shareholders through share repurchases and dividends while continuing to invest in our business. Our strong financial position and operating cash flow enabled us to increase the size of our share repurchase program. Today's announcement builds upon our continuing commitment to our shareholders,” stated Patrice de Talhouët, Coty CFO.

Repurchases will be made from time to time at the company’s discretion, based on ongoing assessments of the capital needs of the business, the market price of its common stock, and general market conditions. No time has been set for the completion of the repurchase program, and the program may be suspended or discontinued at any time. The repurchase program authorizes the company to purchase its common stock from time to time through open market purchases, negotiated transactions or other means, including 10b5-1 trading plans in accordance with applicable securities laws and other restrictions.

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About Coty Inc.
Coty is a leading global beauty company with net revenues of $4.6 billion for the fiscal year ended June 30, 2013. Founded in Paris in 1904, Coty is a pure play beauty company with a portfolio of well-known fragrances, color cosmetics and skin & body care products sold in over 130 countries and territories. Coty's product offerings include such global brands as adidas, Calvin Klein, Chloé, Davidoff, Marc Jacobs, OPI, philosophy, Playboy, Rimmel and Sally Hansen.

For more information:

Investor Relations
Kevin Monaco, 212-389-6815, Senior Vice President, Treasurer and Investor Relations

Media
Catherine Walsh, 212-389-7346, Senior Vice President, Corporate Communications